PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                        Dated April 30, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley

                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                             ---------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

     We will pay interest quarterly, beginning August 5, 2003. Interest will accrue at the 3-month LIBOR rate on the $1,000 principal amount of each note from and including May 5, 2003, the original issue date, to but excluding May 5, 2004, and at the rate of 3-month LIBOR plus 0.10% on the $1,000 principal amount of each note from and including May 5, 2004 to but excluding the maturity date.

     You may require us to repay your notes at your option on May 5, 2004 upon at least 5, but no more than 20, business days notice prior to April 5, 2004. See "Description of Notes-Redemption and Repurchase of Notes-Repayment at Option of Holder" in the accompanying prospectus supplement.

Principal Amount:                       $400,000,000

Maturity Date:                          May 5, 2006

Settlement Date
  (Original Issue
  Date):                                May 5, 2003

Interest Accrual Date:                  May 5, 2003

Issue Price:                            100%

Interest Payment
  Dates:                                Each February 5, May 5, August 5
                                        and November 5, beginning
                                        August 5, 2003

Interest Payment
  Period:                               Quarterly

Base Rate:                              LIBOR

Index Maturity:                         Three months

Index Currency:                         U.S. dollars

Spread
  (Plus or Minus):                      Plus 0% per annum from and
                                        including the original issue date to
                                        but excluding May 5, 2004 or any
                                        earlier repayment date

                                        Plus 0.10% per annum from and
                                        including May 5, 2004 to but
                                        excluding the maturity date

Initial Interest Rate:                  To be determined on the second
                                        London banking day immediately
                                        preceding the original issue date

Initial Interest Reset
  Date:                                 August 5, 2003

Interest Reset Dates:                   Each interest payment date

Interest Reset Period:                  Quarterly

Interest Determination
  Dates: The second London banking day immediately preceding each interest reset date

Optional Repayment
 Date(s):                               May 5, 2004.  See "Optional
                                        Repayment" below.

Early Repayment
  Price:                                100% of principal and any
                                        accrued but unpaid interest

Reporting Service:                      Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:                    Book-entry note

Senior Note or
  Subordinated Note:                    Senior note

         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Calculation Agent:                      JPMorgan Chase Bank
                                        (formerly known as The Chase
                                        Manhattan Bank)

Minimum
  Denomination:                         $1,000

Specified Currency:                     U.S. dollars

Business Day:                           New York

CUSIP:                                  61745ESE2

Other Provisions:                       See below

Optional Repayment

     The notes are subject to repayment on the Optional Repayment Date at the option of the holders of the notes upon written notice duly provided to the paying agent as described in the section of the accompanying prospectus supplement called "Description of Notes-Redemption and Repurchase of Notes-Repayment at Option of Holder"; provided that notice of such repayment be provided no less than five, and no more than twenty, business days prior to April 5, 2004.




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